SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                 ---------------

                                    FORM 8-A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(B) OR 12(G) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


                        ADVANTICA RESTAURANT GROUP, INC.
             (Exact Name of Registrant as Specified in Its Charter)

            DELAWARE                                   13-3487402
(State of Incorporation or Organization)    (I.R.S. Employer Identification No.)

203 EAST MAIN ST., SPARTANBURG,SC                      29319-9966
(Address of Principal Executive Offices)               (ZIP Code)

If this form relates to the                         If this form relates to the
registration of a class of securities               registration of a class of
pursuant to Section 12(b) of the                    securities pursuant to
Exchange Act and is effective                       Section 12(g) of the
pursuant to General Instruction A.(c),              Exchange Act and is
please indicate by check mark.                      effective pursuant to
                               ------               General Instruction A.(d),
                                                    please indicate by check
                                                    mark.    X
                                                          ------

Securities Act registration statement file number to which this form relates:______________________(if applicable)

Securities to be registered pursuant to Section 12(b) of the Act:

     Title of Each Class         Name of Each Exchange on which
     to be so Registered         each class is to be registered

           NONE                               NONE
-------------------------------- --------------------------------


Securities to be registered pursuant to Section 12(g) of the Act:

                     Common Stock, par value $.01 per share
------------------------------------------------------------------------------
                                (Title of Class)
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ITEM 1.  DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

         Pursuant to the Amended Joint Plan (as defined and described below), and as of January 7, 1998, the Amended Joint Plan's effective date (the "Effective Date"), the Registrant (formerly known as Flagstar Companies, Inc.) will have 100,000,000 authorized shares of common stock, par value $.01 per share (the "Common Stock"), of which 40,000,000 shares will be issued and outstanding. All of the Common Stock issued and outstanding as of the Effective Date will be fully paid and non-assessable.

         The Common Stock was authorized and will be issued as of the Effective Date pursuant to the Amended Joint Plan of Reorganization (the "Amended Joint Plan") of the Registrant and Flagstar Corporation, a wholly-owned subsidiary of the Registrant, dated July 11, 1997 (amended November 7, 1997) and confirmed by order of the United States Bankruptcy Court for the District of South Carolina entered on November 12, 1997, pursuant to Chapter 11 of Title 11 of the United States Code.

         The holders of validly issued and outstanding shares of the Common Stock will be entitled to one vote per share of record on all matters to be voted upon by the Registrant's stockholders. At a meeting of stockholders at which a quorum is present, a majority of the votes cast will decide all questions, unless the matter is one upon which a different vote is required by express provision of law or the Registrant's Restated Certificate of Incorporation or Bylaws. There will be no cumulative voting with respect to the election of directors (or any other matter). The holders of a majority of the shares at a meeting at which a quorum is present will be able to elect all of the directors to be elected.

         The holders of the Common Stock will have no preemptive rights and have no rights to convert the Common Stock into any other securities.

         Subject to the rights of holders of preferred stock of the Registrant, if any, in the event of a liquidation, dissolution or winding up of the Registrant, holders of the Common Stock will be entitled to participate equally, share for share, in all assets remaining after payment of liabilities.

         The holders of the Common Stock will be entitled to receive ratably such dividends as the Board of Directors may declare out of funds legally available therefor, when and if so declared. As of the Effective Date, the Registrant will enter into a $200 Million credit facility (the "Exit Facility") as well as an indenture (the



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"Indenture")  governing  11 1/4% Senior  Notes due 2008 of the  Registrant  (the
"Senior Notes") issued pursuant to the Amended Joint Plan. The Exit Facility and the Indenture governing the Senior Notes will contain negative covenants that restrict, among other things, the ability of the Registrant to pay dividends.

         The Registrant will enter into a Registration Rights Agreement (the "Registration Rights Agreement") on the Effective Date with each Holder of 10% or more of the Common Stock (a "Potentially Affiliated Holder"). Pursuant to the Registration Rights Agreement, the Registrant will agree to file and use its best efforts to cause to become effective a shelf registration statement covering resales by the Potentially Affiliated Holders from time to time, and use its best efforts to cause such shelf registration statement to remain effective for a period of three years from the Effective Date (or five years from the Effective Date if the Registrant becomes entitled to use a registration statement on Form S-3 under the Securities Act of 1933, as amended (the "Securities Act")). In addition, the Potentially Affiliated Holders may make three written demands to the Registrant for registration under the Securities Act of all or a part of the Common Stock issued to them pursuant to the Amended Joint Plan, and may make unlimited demands for registrations so long as such registrations may be effected on Form S-3 registration statements. In addition, the Potentially Affiliated Holders will have customary "piggyback" registration rights to include their shares of the Common Stock, subject to certain limitations, in other registration statements filed by the Registrant under the Securities Act.

         The Registrant will agree to pay all expenses in connection with the performance of the obligations to effect the shelf, demand and piggyback registrations under the Securities Act of the Common Stock covered by the Registration Rights Agreement, other than (a) underwriting fees, discounts, commissions or other similar selling expenses attributable to the sale of the Common Stock under the Registration Rights Agreement; and (b) any expenses (other than internal expense of its own officers and employees) in connection with any additional demand registration on Form S-3 after the three designated demand registrations. The Registrant will agree to indemnify and hold harmless, to the fullest extent permitted by law, each Potentially Affiliated Holder against certain securities law liabilities (including, under certain circumstances, liabilities unrelated to the participation of a Potentially Affiliated Holder in a registered offering or sale of the Common Stock) and, in lieu thereof, to contribute to payments required to be made by such Potentially Affiliated Holders.

         The obligations of the Registrant to effect and maintain the



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effectiveness of any registration  required by the Registration Rights Agreement will terminate upon the earliest of (a) the sale of all shares of the Commons Stock subject to the Registration Rights Agreement that are held by the Potentially affiliated Holders; (b) with respect to any Potentially Affiliated Holder, upon notice from such Potentially Affiliated Holder that it no longer needs the benefits of the Registration Rights Agreement; and (c) with respect to any Potentially Affiliated Holder, when such Potentially Affiliated Holder has received an opinion of recognized securities counsel to the effect that the Common Stock held by such Potentially Affiliated Holder may be freely resold by such Potentially Affiliated Holder without resort to the provisions of Rule 144.

ITEM 2.  EXHIBITS.

         Listed below are all Exhibits filed as a part of this registration statement. Certain of the Exhibits to this registration statement, indicated by an asterisk, are hereby incorporated by reference to other documents on file with the Commission, to be a part hereof as of their respective dates.


Exhibit Number                              Description

  *2.1 Amended Joint Plan of Reorganization of the Registrant and Flagstar Corporation (incorporated by reference to Exhibit 2.1 to Form 8-K, dated November 12, 1997).

   3.1 Restated Certificate of Incorporation of Advantica Restaurant Group, Inc., dated January 7, 1998.

   3.2 Bylaws of Advantica Restaurant Group, Inc., as amended through January 7, 1998.

  10.1 Registration Rights Agreement, dated as of January 7, 1998, among Advantica Restaurant Group, Inc. and each of the holders of registrable securities named therein.










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                                    SIGNATURE

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

                                 ADVANTICA RESTAURANT GROUP, INC.


Date:  January 7, 1998           By:   /s/ Rhonda J. Parish
                                     --------------------------------
                                     Rhonda J. Parish
                                     Senior Vice President




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